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[LETTERHEAD]

July 16, 1997


                                 JOINT VENTURE

Retrospettiva (forwardly referred to as R) and D.N.S. (forwardly referred to as D) agree to a joint venture to sell heavyweight linen garments in the American Market for Spring 1997-1998 shipping. R's obligation is to furnish a landed duty paid garment at an agreed price. D's obligation is to sell such garments at an agreed minimum markup, ship and invoice these said garments. Fabric will be ordered by D to cover specific orders with no overages, except as may be agreed upon by the parties. No garments will be shipped to any customer which has not been approved by Milberg Factors, unless agreed to in writing by both parties.

R will be paid 95% of the landed duty paid price of all garments within a week of the time D ships them. The balance will be paid when the factor collects on the receivables.

D & R are entitled to recoup out of pocket expenses from the profits of the venture deemed above the agreed "normal" obligations under this agreement. Such profits consist of the selling price of each garment less the L.D.P. price of such garment. R is entitled to recoup the following out of pocket expenses:
     a) Cost of making sonbar tickets
     b) Cost of making hang tags
     c) Freight cost to get markers, patterns, labels, hang tags, etc. to European factories.
     d) Cost of special trims requested by D to be put on garments deemed to be above standard cost and supplied by R.

D is entitled to recoup the following out of pocket expenses:
     a) Cost of making patterns and markers.
     b) Cost of making hang tags.
     c) Cost of all labels supplied, both David N and Private Label.
     d) Cost of freight of garments from pier to warehouse.
     e) Shipping costs.
     f) Invoicing costs.
     g) EDI costs.
     h) Factoring commissions costs on sales of garments.
     i) Factoring interest costs on advances to pay R prior to the due date of

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        receivable.
     j) Labor costs of putting on price tickets where needed.

D & R will be jointly responsible for:
     a) Normal irregulars. This does not include whole lots that do not meet required specifications.
     b) Air freight costs is both parties agree that such cost is necessary to save an order. This charge should be net of what sea freight shall cost.
     c) Markdowns and allowances agreed by both.